CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Federated National Holding Company
Sunrise, Florida

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188217) pertaining to the Equity Incentive Plans of Federated National Holding Company of our reports dated March 13, 2018, with respect to the consolidated financial statements and schedules of Federated National Holding Company, and the effectiveness of internal control over financial reporting of Federated National Holding Company, incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 13, 2018